Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Employment Agreement”), dated as of December 23, 2019, is made by and between, EBA EverSTAR Management, LLC, a Texas limited liability company (to be re-domiciled in Delaware and re-named NetSTREIT Management, LLC, the “Company”) and Mark Manheimer (“Executive”) (each of Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, in connection with the closing of the Rule 144A offering (the “Offering”) of shares of common stock of NetSTREIT Corp., a Maryland corporation and the indirect parent company of the Company (“Parent”), the Parties desire to enter into this Employment Agreement; and

WHEREAS, Executive desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.              Employment.

1.1.         Term. Executive’s employment under this Employment Agreement will begin on the date that the Offering closes (the “Commencement Date”) and will continue until either Executive or the Company terminates such employment (the “Employment Period”). Executive’s employment with the Company will be for an unspecified duration and constitutes “at will” employment. Executive’s employment may be terminated at any time for any reason or no reason, at the option of Executive or the Company, subject to the obligations under this Employment Agreement.

1.2.         Duties.  During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and such other positions as an officer or director of the Company and such affiliates of the Company as the Company shall determine from time to time, and shall report directly to the board of directors of the Parent (the “Board”). In Executive’s position as President and Chief Executive Officer, Executive shall perform duties and have such responsibilities as are commensurate with such position at similarly-situated companies, and such additional duties as the Board may reasonably assign. Unless otherwise designated by the Board, Executive’s principal place of employment shall be the Company’s offices located in Dallas, Texas, subject to required travel where appropriate to execute Executive’s duties under this Employment Agreement.

1.3.         Exclusivity.  During the Employment Period, Executive shall devote all of Executive’s business time and attention to the business and affairs of the Company, Parent and its subsidiaries (the “Group”), shall faithfully serve the Group, and shall conform to and comply with the lawful and reasonable directions and instructions given to Executive by the Board, consistent with Section 1.2 hereof, and shall discharge Executive’s duties in accordance with all laws and regulations governing the Company.  During the Employment Period, Executive shall use Executive’s best efforts to promote and serve the interests of the Group and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, which would conflict or interfere with the performance of Executive’s duties and responsibilities to the Group; provided, however, that the foregoing shall not restrict Executive from (a) managing passive investments for personal and family accounts in accordance with the Company’s compliance procedures, or (b) serving on civic or charitable boards or committees, provided, that such activities do not interfere with the performance of Executive’s duties and responsibilities to the Group. Notwithstanding anything herein to the contrary, Executive shall not become a director of any for-profit entity without first receiving the written approval of the Board.

Section 2.              Compensation.

2.1.         Salary.  As compensation for the performance of Executive’s services hereunder, during the Employment Period, the Company shall pay to Executive a salary at an annual rate of $550,000, payable in accordance with the Company’s standard payroll policies and subject to all applicable withholdings (the “Base Salary”).  To the extent applicable, the term “Base Salary” shall include any increases or decreases to the Base Salary provided above.

2.2. Annual Bonus.  For each fiscal year ending during the Employment Period, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) to be determined by the Compensation Committee of the Board (the “Compensation Committee”). Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Employment Period shall equal one-hundred percent (100%) of the Base Salary (the “Target Annual Bonus Opportunity”). The actual Annual Bonus earned with respect to a fiscal year, if any, will range from zero percent (0%) to two-hundred percent (200%) of the Target Annual Bonus Opportunity and will be based on actual performance against the performance metrics established by the Compensation Committee with respect to such fiscal year, as determined in the Compensation Committee’s sole discretion. The Annual Bonus shall be paid in cash within a reasonable period after the certification of performance results by the Board, but in no event later than two and one-half (2½) months following the end of the Company’s fiscal year to which such Annual Bonus relates. Except as otherwise provided in Section 3.2, Executive must be employed on the date of payment in order to receive the Annual Bonus in respect of such fiscal year. The Compensation Committee, in its sole discretion, will establish the specific performance targets for each fiscal year. Executive’s Annual Bonus will be subject to any Group clawback or recoupment policy in effect from time to time.

2.3.         Long-Term Incentive Compensation.  For each completed fiscal year of the Company during the Employment Period, commencing with the fiscal year beginning on January 1, 2020 (for the avoidance of doubt, the first award will be made in 2021), Executive shall be eligible to receive long-term equity incentive awards on an annual basis pursuant to the Parent’s 2019 Omnibus Incentive Plan (or any successor plan) (the “Plan”), in such amounts, forms and with such terms as determined by the Compensation Committee in its sole discretion.

2.4.         Initial Equity Award.  On or as soon as reasonably practicable following the Commencement Date and subject to approval by the Compensation Committee, Executive will receive an award of 150,000 restricted stock units pursuant to the Plan, which will vest in ratable annual installments over a period of five (5) years following the grant date thereof, provided that Executive remains employed by the Company on each vesting date and with other specific terms to be determined by the Compensation Committee in its sole discretion (the “Initial Equity Award”). The Initial Equity Award will be subject to the terms of the Plan and the applicable award agreement thereunder. Notwithstanding anything to the contrary contained herein or in the award agreement governing the Initial Equity Award, pursuant to Section 2(g)(iii) of that certain Registration Rights Agreement, dated as of December 23, 2019, by and between Parent and Stifel, Nicolaus & Company, Incorporated (the “Registration Rights Agreement”), no portion of the Initial Equity Award shall vest (and no forfeiture restrictions applicable to such award shall lapse) until the Shelf Registration Statement is effective and the Common Stock is listed on a National Securities Exchange (each capitalized term is as defined in the Registration Rights Agreement).

2.5.         Employee Benefits.  During the Employment Period, Executive shall be provided the opportunity to participate in employee benefit plans and programs of the Company, as may be in effect from time to time, on the same basis as other similarly situated employees of the Company, subject to the terms and conditions, including the eligibility and participation provisions, of the applicable plan documents, as in effect from time to time. The Company expressly reserves the right to modify, substitute, or eliminate such employee benefit plans and programs, including its healthcare plans, at any time and for any reason without providing Executive with notice.

2.6.         Business Expenses.  Executive is authorized to incur reasonable expenses in carrying out his duties hereunder and shall, upon presentation of proper documentation with respect thereto, be reimbursed for all reasonable business expenses incurred during the Employment Period, in accordance with the expense reimbursement policy and any expense pre-approval policy of the Company in effect from time to time.

2.7.         Clawback.  To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, the Annual Bonus and any other incentive compensation granted to Executive (whether pursuant to this Employment Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Employment Agreement or otherwise, including incentive equity awards granted to Executive.

Section 3.              Employment Termination.

3.1.         Termination of Employment.  The Company may terminate Executive’s employment hereunder for any reason during the Employment Period, and Executive may voluntarily terminate Executive’s employment hereunder for any reason during the Employment Period (the date on which Executive’s employment terminates for any reason is herein referred to as the “Termination Date”).  Upon the termination of Executive’s employment with the Company for any reason, Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the Termination Date, (b) vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements, and (c) any unreimbursed expenses in accordance with Section 2.6 hereof for expenses incurred on or before the Termination Date (collectively, the “Accrued Amounts”).

3.2.         Termination by the Company without Cause. If Executive’s employment is terminated by the Company without Cause, then, in addition to the Accrued Amounts, subject to Executive’s timely execution and non-revocation of the general release described in Section 3.8 (the “General Release”) and Executive’s continued compliance with Executive’s obligations under Section 4 of this Employment Agreement, Executive shall be entitled to the following:

(a)           An amount equivalent to two (2) times Base Salary (at the rate in effect immediately prior to the Termination Date), subject to all applicable withholdings, payable in substantially equal installments over the twenty-four (24) months following the Termination Date in accordance with the Company’s standard payroll policies (the “Severance Payment”): provided, that no portion of the Severance Payment will be paid until the expiration of the applicable revocation period for the General Release;

(b)           Payment of any Annual Bonus that was earned but unpaid for any performance year ending prior to the Termination Date (which, notwithstanding anything herein to the contrary, shall be paid, to the extent earned, in accordance with the timing set forth in Section 2.2);

(c)           A pro rata portion of the Annual Bonus based on actual performance (as determined in the sole discretion of the Compensation Committee) for the fiscal year in which such termination occurs, determined by multiplying the amount of such Annual Bonus that would have been earned based on actual performance for the full calendar year by a fraction, the numerator of which is the number of days Executive remained employed during the calendar year in which the termination occurs, and the denominator of which is 365, paid in accordance with the timing set forth in Section 2.2;

(d)           As of the Termination Date, immediate accelerated vesting of any outstanding time-based equity awards held by Executive pursuant to the Plan that would have otherwise vested based on Executive’s continued employment;

(e)           Vesting of any outstanding performance-based equity awards held by Executive pursuant to the Plan, based on actual performance and prorated based on the number of days in the applicable performance period(s) during which Executive remained employed by the Company (with delivery of any such vested shares occurring following the end of the applicable performance period(s) at the same time as the shares with respect to corresponding awards held by other participants are delivered); and

(f)            Subject to Executive’s eligibility for and timely election of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself, his spouse and his eligible dependents under a Company group health plan or plans in which Executive, his spouse and his eligible dependents participated immediately prior to the Termination Date (“COBRA Continuation Coverage”), the Company will provide the COBRA Continuation Coverage and will pay or reimburse Executive for one-hundred percent (100%) of the cost of the COBRA Continuation Coverage until the earliest of (i) eighteen (18) months from the Termination Date, (ii) Executive becoming eligible for medical benefits from a subsequent employer, or (iii) Executive otherwise becoming ineligible for COBRA Continuation

Coverage (the “COBRA Period”); provided, that Executive shall not be entitled to receive such payment toward the premiums of COBRA Continuation Coverage if such payment is then impermissible under applicable law or would result in a penalty or additional tax on the Company (aside from standard taxes applicable to the payment of wages). For the avoidance of doubt, Executive will be responsible for the full costs for COBRA Continuation Coverage for any period during which Executive continues to receive COBRA Continuation Coverage following the periods set forth in (i) and (ii).

3.3.         Definitions.  For purposes of Section 3 and 4, the following terms have the following meanings:

(a)           “Cause” shall mean Executive’s: (i) conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud or moral turpitude, (ii) commission of any acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his duties or responsibilities of employment, which could reasonably be expected to result in material financial or reputation harm to the Group, (iii) commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Group, (iv) violation of any of the material terms of the Employment Agreement, including, without limitation, Section 4 hereof, or any written Company policy; provided, that Executive shall be allowed fifteen (15) days after receiving notice of such violation to cure such violation, (v) breach of any fiduciary duty owed to the Group; provided, that Executive shall be allowed fifteen (15) days after receiving notice of such breach to cure such breach, (vi) failure to perform any material aspect of his lawful duties or responsibilities for the Group, other than by reason of his disability, or failure to comply with any reasonable, lawful directive of the Board; provided, that Executive shall be allowed fifteen (15) days after receiving notice of such failure to cure such failure, or (vii) disqualification or bar by any governmental or self- regulatory authority from serving in the capacity required by Executive’s job description, or loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his duties or responsibilities hereunder. If the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact on or before the Termination Date. However, if, following the Termination Date, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company may provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, in which case Executive’s termination of employment will be considered a for Cause termination under this Employment Agreement.

(b)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.  Reference herein to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(c)           “Person” shall mean any individual, entity or group (including within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(d)           “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code”).

3.4.         Section 409A.

(a)           The amounts payable under this Employment Agreement are intended to be exempt from or otherwise comply with Section 409A so that the income inclusion provisions therein do not apply to Executive.  With respect to amounts payable under this Employment Agreement that are subject to Section 409A, this Employment Agreement shall in all respects be administered in accordance with Section 409A.  If Executive is a “specified employee” for purposes of Section 409A, any payments to be received by Executive upon Executive’s “separation from service” (within the meaning of Section 409A) under this Employment Agreement that would constitute nonqualified deferred compensation (within the meaning of Section 409A), and that would otherwise be paid pursuant to this Employment Agreement during the six-month period immediately following Executive’s “separation from service,” shall instead be paid on the day after the first to occur of (i) the day which is six months from the Termination Date, (ii) the date of Executive’s death.  For purposes of this Employment Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A.  For purposes of Section 409A, each payment under this Employment Agreement shall be treated as a right to a series of separate payments.

(b)           Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, any expense or reimbursement described in this Employment Agreement shall meet the following requirements:  (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made as soon as practicable but in all events on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

(c)           Notwithstanding anything herein to the contrary, if the Severance Payment is “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code and the period to consider the General Release and, if applicable, revoke the General Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Payment shall be paid until the Company’s first payroll payment date in the year following the year in which the Termination Date occurs, and any amount that is not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date.

(d)           For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Employment Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

3.5.         Exclusive Remedy.  The payments and benefits described in Section 3.2 payable in connection with the termination of Executive’s employment shall constitute the exclusive severance payments and benefits due to Executive upon a termination of Executive’s employment, and Executive acknowledges that Executive will not be entitled to participate in any other severance plans, policies or arrangements of the Company.

3.6.         Removal and Resignation from All Positions.  Upon the termination of Executive’s employment with the Company for any reason, Executive shall automatically be (a) deemed removed, as of the Termination Date, from all positions Executive then holds with the Group (including, but not limited to, as an officer, director, and member of the board of directors or equivalent managing body (and any committee thereof) of any member of the Group and/or any positions as a fiduciary of any of the Group’s employee benefit plans) and (b) terminated as an employee of all members of the Group.  Executive shall execute any documents or instruments that the Company or other Group member may deem necessary or desirable to effectuate the foregoing.

3.7.         Cooperation.  Following the termination of Executive’s employment with the Company for any reason, Executive shall cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company, with respect to matters arising out of Executive’s services to the Group.

3.8.         Release. This Section 3.8 shall apply notwithstanding anything else in this Employment Agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Section 3.2, Executive shall provide the Company with a valid, executed General Release, and not revoke such General Release prior to the expiration of any revocation rights afforded to Executive by applicable law. The Company shall provide Executive with the General Release prior to the Termination Date, and Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Termination Date, failing which Executive will forfeit all rights to the payments and benefits set forth in Section 3.2 hereof.

Section 4.                                          Unauthorized Disclosure; Non-Competition; Non-Solicitation, Interference with Business Relationships; Proprietary Rights.

4.1.         Unauthorized Disclosure.  Executive agrees and understands that in Executive’s position with the Company, Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Group and other forms of information considered by the Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 4.1 or disclosure by a third party who is known by Executive to owe the Company an obligation of confidentiality with respect to such information.  Executive agrees that at all times during Executive’s employment with the Company and thereafter, Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with Executive’s employment with the Company, unless required by law to disclose such information, in which case Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of Executive’s employment with the Company, Executive shall promptly supply to the Company all property, computers, tablets, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards (including credit cards), surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Executive during or prior to Executive’s employment with the Company, and any copies thereof in Executive’s (or reasonably capable of being reduced to his) possession; provided that nothing in this Employment Agreement or elsewhere shall prevent Executive from retaining and utilizing: (w) documents relating to Executive’s personal benefits, entitlements and obligations; (x) documents relating to Executive’s personal tax obligations; (y) Executive’s desk calendar, rolodex, and the like; and (z) such other records and documents as may reasonably be approved by the Company. Notwithstanding the foregoing or anything to the contrary in this Employment Agreement or any other agreement between Executive and any member of the Group, Executive shall be entitled to provide, without breaching this Employment Agreement or any such other agreement and without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testify or participate in any investigation or proceeding by any governmental or administrative authorities, and for purpose of clarity, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

4.2.         Non-Competition.  By and in consideration of the Company’s entering into this Employment Agreement, and in further consideration of Executive’s exposure to the Confidential Information of the Group, Executive agrees that Executive shall not, during the Employment Period and for twenty-four (24) months following Executive’s Termination Date, regardless of the reason for such termination and regardless of whether Executive is then entitled to receive any severance benefits (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of the limited partnership interest in any private equity fund, hedge fund or venture capital fund or any class of any issuer whose securities are registered under the Exchange Act, standing alone, be prohibited by this Section 4.2, so long as Executive does not have, or exercise, any rights to manage or operate the business of such fund or issuer other than rights as a limited partner or stockholder thereof.  For purposes of this Section 4.2, “Restricted Enterprise” shall mean any enterprise (including, but not limited to, any enterprise related to the business of acquiring, developing, investing, structuring or managing retail net lease real estate properties and any other lines of business any member of the Group is participating in, or has taken substantive steps towards participating in, as of the date hereof) that is competitive with the business conducted by the Company and its direct or indirect subsidiaries, partnerships and joint ventures during Executive’s employment, within the United States and anywhere outside the United States where the Company and its direct or indirect subsidiaries, partnerships and joint ventures operated during Executive’s employment.

4.3.         Non-Solicitation.  During the Restriction Period, Executive shall not:

(a)           directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of any member of the Group; or

(b)           induce or attempt to induce any customer, supplier, or licensee of the Group to cease doing business with the Group or in any way interfere with the relationship between the Group, on the one hand, and any such customer, supplier, or licensee, on the one hand.

4.4.         Interference with Business Relationships.  During the Restriction Period (other than in connection with carrying out Executive’s responsibilities for the Group), Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Group and any of their customers, clients, suppliers, joint venture partners or licensors so as to cause harm to any member of the Group.

4.5.         Extension of Restriction Period.  The Restriction Period shall be tolled with respect to Section 4.2, 4.3 or 4.4 for any period during which Executive is in breach of any of such Section.

4.6.         Proprietary Rights.  Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by Executive, either alone or in conjunction with others, during Executive’s employment with the Company and related to the business or activities of the Group (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Group, Executive assigns and agrees to assign all of Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as Executive’s employer.  Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Group.  These obligations shall continue beyond the end of Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Executive while employed by the Company, and shall be binding upon Executive’s employers, assigns, executors, administrators and other legal representatives.  In connection with Executive’s execution of this Employment Agreement, Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that Executive holds as of the date hereof.  If the Company is unable for any reason, after reasonable effort, to obtain Executive’s signature on any document needed in connection with the actions described in this Section 4.6, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by Executive.

4.7.         Non-Disparagement. From and after the Commencement Date and following termination of Executive’s employment with the Company, the Parties agree not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the other Party (including, with respect to the Company, any member of the Group or any of their respective employees, officers, directors, managers, partners or equityholders); provided, however, that neither Party shall be required to make any untruthful statement or to violate any law.

4.8.         Remedies.  Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Group for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to obtain from any court of competent jurisdiction an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all Persons acting for and/or with Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of Executive to return any portion of the amounts under Section 3.2 paid by the Company to Executive.  The terms of this Section 4.8 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from Executive. Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Group because of Executive’s access to Confidential Information and Executive’s material participation in the operation of such businesses. In the event that Executive breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, Executive will promptly return to the Company any portion of the amounts under Section 3.2 that the Company has paid to Executive.

Section 5.              Representations.  Executive represents and warrants that (a) Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits Executive’s ability to enter into and fully perform Executive’s obligations under this Employment Agreement, (b) Executive is not otherwise unable to enter into and fully perform Executive’s obligations under this Employment Agreement, (c) Executive is familiar with and has carefully considered the restrictions set forth in Section 4, and (d) Executive understands that such restrictions may limit his ability to earn a livelihood in a business similar to the business of the Group, but Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company to clearly justify such restrictions, which, in any event (given Executive’s education, skills and ability), Executive does not believe would prevent him from otherwise earning a living.

Section 6.              Withholding.  All amounts paid to Executive under this Employment Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law.  Executive shall be solely responsible for the payment of all taxes imposed on Executive relating to the payment or provision of any amounts or benefits hereunder.  The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder.

Section 7.              Code Section 280G.

7.1.         Additional Payment.  Prior to the date (the “EGC Status End Date”) on which the Company no longer qualifies as an Emerging Growth Company within the meaning of Section 2(a)(19) of the Securities Act of 1933, as amended, or otherwise becomes required to hold a shareholder advisory vote on executive compensation pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, if it is determined that any amount or benefit to be paid or payable to Executive under this Employment Agreement or otherwise in conjunction with Executive’s employment (whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise in conjunction with Executive’s employment) would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay an additional amount (the “Additional Payment”) equal to the sum of the Excise Tax payable by Executive, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Additional Payment)) in which Executive would have been if Executive had not incurred any tax liability under Section 4999 of the Code.

7.2.         Possible Reduction of Payments. From and after the EGC Status End Date, if it is determined that any amount or benefit to be paid or payable to Executive under this Employment Agreement or otherwise in conjunction with Executive’s employment (whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise in conjunction with Executive’s employment) would give rise to the Excise Tax, then the amount or benefits payable to Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax; provided, however, that such reduction shall be made only if it results in Executive retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes). In the event Payments are required to be reduced pursuant to this Section 7, they shall be reduced in the following order of priority in a manner consistent with Section 409A: (a) first from cash compensation, (b) next from equity compensation, then (c) pro-rata among all remaining Payments and benefits. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for any Excise Tax imposed on Executive.

7.3.         Calculation. The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 7, including the assumptions to be used in arriving at any calculations.  For purposes of making the calculations and determinations under this Section 7, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 7.  The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

Section 8.              Miscellaneous.

8.1.         Arbitration. Except as provided in Section 4.8, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Employment Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or Executive’s employment by the Company or any termination thereof, will be submitted for resolution to binding arbitration as provided herein. Any arbitration pursuant to this Employment Agreement shall be administered by the American Arbitration Association (“AAA”); shall be conducted in accordance with AAA’s Arbitration Rules in connection with Employment Disputes, as modified herein; and shall be conducted by a single arbitrator, selected in accordance with AAA Rules. Such arbitration will be conducted in Dallas County, Texas, and the arbitrator will apply Delaware law, including federal statutory law as applied in Delaware courts.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall pay the costs associated with arbitration (arbitration fee and location fee, if any); provided, however, that each Party shall bear its own legal fees and expenses.  Notwithstanding the foregoing, the arbitrator shall be permitted to award costs associated with arbitration in the event the arbitrator determines a claim is frivolous.

8.2.         Indemnification.  Executive shall be indemnified by the Company as provided in Company’s Bylaws and Certification of Incorporation, and pursuant to applicable law.  This indemnity shall not apply to Executive’s acts of willful misconduct or gross negligence.  Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.3.         Amendments and Waivers.  This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.  The waiver by any Party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.4.         Assignment; Third-Party Beneficiaries. This Employment Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive, and any purported assignment by Executive in violation hereof shall be null and void.  Nothing in this Employment Agreement shall confer upon any person not a party to this Employment Agreement, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except (i) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of Executive and (ii) any member of the Group may enforce the provisions of Section 4.

8.5.         Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt (ii) e-mail (with electronic return receipt), (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:             NetSTREIT Corp.

5910 N. Central Expressway

Suite 1600 Dallas, TX 75206

If to Executive:                                                           at Executive’s principal office and e-mail address at the Company (during the Employment Period), and at all times to Executive’s principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party hereto notice in the manner then set forth.

8.6.         Governing Law.  This Employment Agreement shall be construed and enforced in accordance with, and the laws of the State of Delaware hereto shall govern the rights and obligations of the Parties, without giving effect to the conflicts of law principles thereof.  Subject to Section 8.1 of this Employment Agreement, venue shall lie in Dallas County, Texas for the purpose of resolving and enforcing any dispute which may arise under this Employment Agreement and the Parties agree that they will submit themselves to the jurisdiction of the competent State or Federal Court situated in Dallas County, Texas.

8.7.         Severability.  Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8.         Entire Agreement.  From and after the Commencement Date, this Employment Agreement constitutes the entire agreement between the Parties hereto, and supersede all prior representations, agreements and understandings (including any term sheets, offer letters, and/or prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

8.9.         Counterparts.  This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10.       Binding Effect.  This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, Executive’s heirs and the personal representatives of Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.11.       Waiver of Jury Trial. Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Employment Agreement.

8.12.       General Interpretive Principles.  The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.  Any reference to a Section of the Code shall be deemed to include any successor to such Section.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first set forth above.

EBA EVERSTAR MANAGEMENT, LLC

/s/ Todd Minnis
By:	Todd Minnis, Chairman of the Board
of NetSTREIT Corp.

EXECUTIVE

/s/ Mark Manheimer
Mark Manheimer

Date: December 23, 2019

[Signature Page to Employment Agreement]